News Release

November 6, 2024
SSR MINING REPORTS THIRD QUARTER 2024 RESULTS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the third quarter ended September 30, 2024, as well as an update on the February 13, 2024 incident at the Çöpler mine (the “Çöpler Incident” or the “Incident”).
Çöpler Update
Following the Çöpler Incident, the Company focused on four key priorities: (1) the recovery of our missing colleagues; (2) containment of the Incident and remediation of the site; (3) the investigation into the root cause of the Incident; and (4) preparing for the restart of the Çöpler mine.
With respect to our missing colleagues, all nine individuals have been recovered and returned to their families and we continue to support the families and the community members impacted by the Çöpler Incident.
All the planned containment infrastructure, including a grout curtain, coffer dam, and buttress, as well as pumping systems and the Sabırlı creek diversion, has been successfully installed and is proving to be effective. Public statements from Turkish government officials continue to reiterate that there has been no recordable contamination to local soil, water or air in the sampling locations.
In partnership with the Turkish authorities, the Company has continued to progress the remediation at the site. To date, over 16 million tonnes (approximately 86%) of the displaced heap leach material has been moved to temporary storage locations, including substantially all the displaced material from the Sabırlı Valley. As part of the remediation work, the heap leach pad will be permanently closed, and heap leach processing will no longer take place at Çöpler. We are continuing discussions with Turkish government officials around the final remediation plan, including the approval and construction of the east storage facility, which will permanently store the displaced material.
The Çöpler remediation and containment work is estimated to cost between $250.0 to $300.0 million and take a total of 24 to 36 months to complete. In the third quarter of 2024, $48.3 million was spent on remediation activities at Çöpler, bringing total remediation spend since April 1, 2024 to $103.3 million.
The initial design of the heap leach facility prepared prior to commencing production in 2010, and each subsequent expansion thereafter, was engineered, reviewed, and approved by independent, third-party engineering firms. Throughout the various stages of construction across the life of the heap leach facility, third-party reviews were also conducted to ensure conformance with the underlying engineering design parameters.
The investigations into the cause of the Çöpler Incident began shortly after the event. The Company has commissioned independent experts to review the design, construction, and operation of the heap leach facility. To date, this review has not identified any material non-conformance with the construction or operation of the heap leach facility relative to the third-party engineered design parameters.
SSR Mining continues to work closely with the relevant authorities to advance the required permits for the restart of the Çöpler mine. Once all necessary regulatory approvals, including the operating permits, are reinstated, it is anticipated that initial operations at Çöpler could restart within 20 days and would consist of processing a combination of stockpiled ore and ore mined from Çakmaktepe, while the remediation work continues.

SSR Mining Inc.	PAGE 1

As previously disclosed, in November 2023, prior to the Çöpler Incident, a legal challenge was filed in a local court against the Çöpler mine’s environmental impact assessment, which was approved in 2021 (the “2021 EIA”). On August 20, 2024, the local court issued a decision cancelling the 2021 EIA due to insufficiencies in the 2021 EIA approval process. The Turkish Ministry of Environment, Urbanization and Climate Change, who had originally approved the 2021 EIA, has filed an appeal of the decision, and the Company has filed a simultaneous intervener appeal as well. As previously disclosed, with the cancellation of the 2021 EIA, the operating guidelines at Çöpler revert to those outlined in the Company’s prior Environmental Impact Assessment, which was issued in 2014 (the “2014 EIA”). Among other operating considerations, the 2014 EIA prescribes a lower throughput rate for the sulfide plant operations of 6,000 tonnes per day, as compared to 9,000 tonnes per day under the 2021 EIA.
At this time, we are not able to estimate or predict when and under what conditions we will resume operations at Çöpler. Additionally, SSR Mining cannot, at this time, assess the entire scope of the impact of operating under the 2014 EIA. SSR Mining held $334.3 million in total cash at the end of the third quarter, with total available liquidity of $834.0 million and expected strong free cash flow generation from Marigold, Seabee and Puna in the fourth quarter of 2024. SSR Mining remains well positioned to continue remediation efforts ahead of a potential restart of operations at Çöpler.
For additional information on the Çöpler Incident, including a discussion of the associated risks, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 27, 2024, as well as the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024 filed on May 8, 2024, for the quarter ended June 30, 2024 filed on July 31, 2024, and for the quarter ended September 30, 2024 filed on November 6, 2024. Further updates on the Çöpler Incident, as and when available, will continue to be provided through press releases and posts to the Company’s website.

SSR Mining Inc.	PAGE 2

Third Quarter 2024 Summary: (1)
(All figures are in US dollars unless otherwise noted)
▪Operating results: Third quarter 2024 production was 97,429 gold equivalent ounces. In the third quarter of 2024, operations at Çöpler remained suspended following the February 13, 2024 incident. Additionally, operations at Seabee were suspended on August 21, 2024 due to forest fires in the vicinity of the mine. Seabee successfully restarted operations on October 11, 2024. Year-to-date, the Company produced 275,113 gold equivalent ounces at a consolidated cost of sales of $1,312 per ounce and all-in sustaining costs (“AISC”) of $1,886 per ounce. The Company’s year-to-date AISC includes $49.2 million in cash care and maintenance costs, or approximately $179 per gold equivalent ounce, of which $41.5 million was incurred at Çöpler and $7.7 million was incurred at Seabee.
▪Financial results: Net income attributable to SSR Mining shareholders in the third quarter of 2024 was $10.6 million, or $0.05 per diluted share, including $29.8 million in care and maintenance costs incurred at Çöpler and $9.6 million at Seabee. Adjusted net income attributable to SSR Mining shareholders in the third quarter of 2024 was $6.4 million, or $0.03 per diluted share, after adjusting for items related to the Çöpler Incident and other tax impacts. In the third quarter of 2024, operating cash flow was $(1.3) million, and free cash flow was $(34.1) million.
▪Cash and liquidity position: As of September 30, 2024, the Company had a cash and cash equivalent balance of $334.3 million and total liquidity of $834.0 million inclusive of its revolving credit facility and accompanying accordion feature. At the end of the third quarter, the Company had no borrowings outstanding under the revolving credit facility, exclusive of de minimus letters of credit, and was in compliance with its covenants.
▪Çöpler remediation: As of September 30, 2024, substantially all of the heap leach material displaced during the February 13th incident had been removed from the Sabırlı Valley. Remediation spend in the third quarter totaled $48.3 million, bringing total remediation spend since April 1, 2024 to $103.3 million.
▪Marigold operations: Gold production was 48,189 ounces in the third quarter of 2024 at cost of sales of $1,573 per payable ounce and AISC of $1,828 per payable ounce. Year-to-date, Marigold produced 108,560 ounces of gold at cost of sales of $1,484 per payable ounce and AISC of $1,749 per payable ounce. Marigold remains on track for full-year 2024 production guidance of 155,000 to 175,000 ounces of gold. Reflecting increased royalty and maintenance components costs the Company now expects full-year mine site cost of sales of $1,450 to $1,480 per payable ounce and AISC of $1,650 to $1,680 per payable ounce at Marigold in 2024.
▪Seabee operations: Gold production was 10,252 ounces in the third quarter of 2024, reflecting the temporary suspension of operations at Seabee due to forest fires. Employees were cleared to return to the site on September 23, 2024 and production restarted on October 11, 2024. Third quarter cost of sales of $1,280 per payable ounce and AISC of $2,301 per payable ounce reflected fewer ounces sold and the inclusion of $7.7 million in cash care and maintenance costs from the temporary suspension. Full-year 2024 production guidance for Seabee is now 65,000 to 70,000 ounces of gold at mine site cost of sales of $1,135 to $1,165 per payable ounce and AISC of $1,725 to $1,755 per payable ounce.
▪Puna operations: Silver production was 2.9 million ounces in the third quarter of 2024 at cost of sales of $16.06 per payable ounce of silver and AISC of $15.37 per payable ounce of silver. The average realized silver price for Puna sales in the third quarter of 2024 was $30.05 per ounce, showcasing the mine’s significant margins in the current silver price environment. Quarterly process plant throughput averaged over 5,275 tonnes per day, a second consecutive quarterly record for the mine. Year-to-date, Puna produced 7.5 million ounces of silver at cost of sales of $16.27 per payable ounce and AISC of $15.36 per payable ounce. Reflecting higher throughputs and grades than originally expected, full-year 2024 production guidance at Puna has been increased to 10.0 to 10.5 million ounces of silver at unchanged mine site cost of sales of $16.50 to $18.00 per payable ounce and AISC of $14.75 to $16.25 per payable ounce.
▪Hod Maden: During the third quarter of 2024, engineering studies and site preparation activities continued as the Company continues to advance the Hod Maden project through to a construction decision. In the third quarter of 2024, approximately $10.9 million were spent at Hod Maden. The Company will provide guidance on its expected 2025 capital spend at Hod Maden with its annual 2025 guidance.
(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash provided by (used in) operating activities before working capital adjustments, free cash flow, free cash flow before changes in working capital, net cash (debt), cash costs and AISC per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

SSR Mining Inc.	PAGE 3

Financial and Operating Summary
A summary of the Company's consolidated financial and operating results for the three and nine months ended September 30, 2024 and September 30, 2023 are presented below:

(in thousands of US dollars, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Financial Results
Revenue	$257,356	$385,390	$672,431	$1,001,030
Cost of sales	$138,281	$214,670	$360,764	$584,607
Operating income (loss)	$9,037	$77,465	$(356,667)	$167,379
Net income (loss)	$6,251	$(7,245)	$(349,447)	$144,135
Net income (loss) attributable to SSR Mining shareholders	$10,557	$15,159	$(266,832)	$119,838
Basic net income (loss) per share attributable to SSR Mining shareholders	$0.05	$0.07	$(1.32)	$0.58
Diluted net income (loss) per share attributable to SSR Mining shareholders	$0.05	$0.07	$(1.32)	$0.57
Adjusted attributable net income (2)	$6,360	$53,040	$36,325	$149,417
Adjusted basic attributable net income per share (2)	$0.03	$0.26	$0.18	$0.73
Adjusted diluted attributable net income per share (2)	$0.03	$0.26	$0.18	$0.70

Cash provided by (used in) operating activities	$(1,349)	$135,256	$(54,849)	$218,566
Cash provided by operating activities before changes in working capital (2)	$13,898	$141,892	$22,772	$336,235
Cash used in investing activities	$(35,094)	$(48,470)	$(103,556)	$(280,211)
Cash provided by (used in) financing activities	$13,942	$(46,672)	$4,610	$(157,806)

Operating Results
Gold produced (oz)	63,155	159,863	185,835	411,587
Gold sold (oz)	63,052	161,227	192,801	412,254
Silver produced ('000 oz)	2,885	2,645	7,531	6,930
Silver sold ('000 oz)	2,785	2,852	6,933	7,090
Lead produced ('000 lb) (3)	15,005	10,403	38,294	31,957
Lead sold ('000 lb) (3)	14,304	11,707	35,355	34,882
Zinc produced ('000 lb) (3)	878	1,577	2,954	5,805
Zinc sold ('000 lb) (3)	660	1,454	2,589	6,174

Gold equivalent produced (oz) (4)	97,429	192,195	275,113	495,668
Gold equivalent sold (oz) (4)	96,143	196,088	274,996	498,284

Average realized gold price ($/oz sold)	$2,531	$1,913	$2,281	$1,925
Average realized silver price ($/oz sold)	$30.05	$21.99	$28.23	$23.14

Cost of sales per gold equivalent ounce sold (4)	$1,438	$1,095	$1,312	$1,173
Cash cost per gold equivalent ounce sold (2,4)	$1,312	$1,046	$1,198	$1,114
AISC per gold equivalent ounce sold (2,4,5)	$2,065	$1,289	$1,886	$1,516

Financial Position	September 30, 2024		December 31, 2023
Cash and cash equivalents	$	334,341	$	492,393
Current assets	$	996,469	$	1,196,476
Total assets	$	5,143,919	$	5,385,773
Current liabilities	$	254,895	$	170,573
Total liabilities	$	1,195,162	$	1,081,570
Working capital (6)	$	741,574	$	1,025,903
(2)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss) attributable to SSR Mining shareholders, cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures. Cost of sales excludes depreciation, depletion, and amortization.
(3)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(4)Gold equivalent ounces are calculated by multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(5)AISC include the cash component of care and maintenance costs incurred during 2024. At Çöpler, cash care and maintenance costs in the third quarter of 2024 and year-to-date totaled $16.5 million and $41.5 million, respectively. At Seabee, cash care and maintenance costs of $7.7 million were incurred in the third quarter of 2024. These costs represent approximately $252 per gold equivalent ounce sold in the third quarter of 2024, or $179 per gold equivalent ounce over the year-to-date.
(6)Working capital is defined as current assets less current liabilities.

SSR Mining Inc.	PAGE 4

Marigold, USA

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	48,189	83,272	108,560	195,694
Gold sold (oz)	47,100	83,103	109,419	194,789

Ore mined (kt)	7,151	7,732	20,347	18,141
Waste removed (kt)	15,392	16,329	54,757	49,007
Total material mined (kt)	22,543	24,061	75,104	67,148
Strip ratio	2.2	2.1	2.7	2.7

Ore stacked (kt)	7,151	7,732	20,347	18,141
Gold grade stacked (g/t)	0.36	0.45	0.24	0.46

Average realized gold price ($/oz sold)	$2,546	$1,908	$2,351	$1,923
Cost of sales costs ($/oz gold sold)	$1,573	$980	$1,484	$1,027
Cash costs ($/oz gold sold) (7)	$1,575	$981	$1,486	$1,029
AISC ($/oz gold sold) (7)	$1,828	$1,106	$1,749	$1,423
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended September 30, 2024 and 2023, Marigold produced 48,189 and 83,272 ounces of gold, respectively. For the nine months ended September 30, 2024 and 2023, Marigold produced 108,560 and 195,694 ounces of gold, respectively. During the third quarter of 2024, Marigold reported cost of sales of $1,573 per payable ounce and AISC of $1,828 per payable ounce.
Marigold remains on track for full-year 2024 production guidance of 155,000 to 175,000 ounces of gold. The Company now expects full-year mine site cost of sales of $1,450 to $1,480 per payable ounce and AISC of $1,650 to $1,680 per payable ounce at Marigold in 2024. Approximately 60% of the increase to AISC guidance is the result of increased royalty costs reflecting a higher year-to-date gold price against the Company’s initial forecasts. The remainder of the cost increase is associated with higher than forecast costs for components and parts utilized in equipment maintenance. These cost pressures are expected to persist into 2025.

SSR Mining Inc.	PAGE 5

Seabee, Canada

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	10,252	19,824	50,734	52,020
Gold sold (oz)	11,250	19,430	54,720	51,560

Ore mined (kt)	56	108	275	326

Ore milled (kt)	56	105	274	323
Gold mill feed grade (g/t)	6.10	6.17	6.01	5.29
Gold recovery (%)	95.9	96.5	96.0	96.5

Average realized gold price ($/oz sold)	$2,479	$1,884	$2,232	$1,915
Cost of sales ($/oz gold sold)	$1,280	$1,026	$1,025	$1,192
Cash costs ($/oz gold sold) (8)	$1,281	$1,027	$1,026	$1,193
AISC ($/oz gold sold) (8)	$2,301	$1,382	$1,655	$1,742
(8)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended September 30, 2024 and 2023, Seabee produced 10,252 and 19,824 ounces of gold, respectively. For the nine months ended September 30, 2024 and 2023, Seabee produced 50,734 and 52,020 ounces of gold, respectively. On August 21, 2024, operations at Seabee were suspended due to forest fires in the vicinity of the mine. Production restarted on October 11, 2024. During the third quarter of 2024, Seabee reported cost of sales of $1,280 per payable ounce and AISC of $2,301 per payable ounce. Third quarter AISC reflects $7.7 million in care and maintenance expenses incurred during the temporary suspension of operations, or approximately $685 per payable ounce. Year-to-date, the Company reported cost of sales of $1,025 per payable ounce and AISC of $1,655 per payable ounce, inclusive of approximately $141 per payable ounce associated with the third quarter care and maintenance costs.
As a result of the August 21 suspension, full-year 2024 production guidance for Seabee is now 65,000 to 70,000 ounces of gold at mine site cost of sales of $1,135 to $1,165 per payable ounce and AISC of $1,725 to $1,755 per payable ounce.

SSR Mining Inc.	PAGE 6

Puna, Argentina

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Data	2024	2023	2024	2023
Silver produced ('000 oz)	2,885	2,645	7,531	6,930
Silver sold ('000 oz)	2,785	2,852	6,933	7,090
Lead produced ('000 lb)	15,005	10,403	38,294	31,957
Lead sold ('000 lb)	14,304	11,707	35,355	34,882
Zinc produced ('000 lb)	878	1,577	2,954	5,805
Zinc sold ('000 lb)	660	1,454	2,589	6,174
Gold equivalent sold ('000 oz) (9)	33,091	34,861	82,195	86,030

Ore mined (kt)	648	522	1,578	1,381
Waste removed (kt)	1,535	1,356	4,564	4,864
Total material mined (kt)	2,183	1,878	6,142	6,245
Strip ratio	2.4	2.6	2.9	3.5

Ore milled (kt)	486	445	1,372	1,278
Silver mill feed grade (g/t)	190.5	192.7	176.3	175.6
Lead mill feed grade (%)	1.46	1.14	1.33	1.21
Zinc mill feed grade (%)	0.19	0.32	0.21	0.37
Silver mill recovery (%)	97.0	96.0	96.8	96.0
Lead mill recovery (%)	96.0	93.4	95.3	93.8
Zinc mill recovery (%)	43.5	49.9	46.6	55.4

Average realized silver price ($/oz sold)	$30.05	$21.99	$28.23	$23.14
Cost of sales ($/oz silver sold)	$16.06	$15.23	$16.27	$17.45
Cash costs ($/oz silver sold) (10)	$11.66	$12.33	$11.71	$13.57
AISC ($/oz silver sold) (10)	$15.37	$13.04	$15.36	$15.31
(9)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(10)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended September 30, 2024 and 2023, Puna produced 2.9 and 2.6 million ounces of silver, respectively with the year-over-year increase primarily driven by more ore tonnes milled. Quarterly process plant throughput averaged over 5,275 tonnes per day, a second consecutive quarterly record for the mine. For the nine months ended September 30, 2024 and 2023, Puna produced 7.5 and 6.9 million ounces of silver, respectively. During the third quarter of 2024, Puna reported cost of sales of $16.06 per payable ounce and AISC of $15.37 per payable ounce. Year-to-date, the Company reported cost of sales of $16.27 per payable ounce and AISC of $15.36 per payable ounce.
Reflecting higher throughputs and grades than originally expected, full-year 2024 production guidance at Puna has been increased to 10.0 to 10.5 million ounces of silver at unchanged mine site cost of sales of $16.50 to $18.00 per payable ounce and AISC of $14.75 to $16.25 per payable ounce.

SSR Mining Inc.	PAGE 7

Çöpler, Türkiye
(amounts presented on 100% basis)
Operations at Çöpler were suspended following the Çöpler Incident on February 13, 2024. During the suspension, care and maintenance expense has been recorded which represents direct costs not associated with the environmental reclamation and remediation costs and depreciation.

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	4,714	56,768	26,541	163,873
Gold sold (oz)	4,702	58,694	28,662	165,905

Ore mined (kt)	—	915	266	3,278
Waste removed (kt)	—	7,448	3,571	17,664
Total material mined (kt)	—	8,363	3,837	20,942
Strip ratio	—	8.1	13.4	5.4

Ore stacked (kt)	—	289	184	631
Gold grade stacked (g/t)	—	1.47	1.17	1.40

Ore milled (kt)	—	618	343	2,022
Gold mill feed grade (g/t)	—	2.92	2.39	2.56
Gold recovery (%)	—	85.1	78.9	87.2

Average realized gold price ($/oz sold)	$2,510	$1,928	$2,095	$1,930
Cost of sales ($/oz gold sold)	$1,073	$1,190	$1,028	$1,202
Cash costs ($/oz gold sold) (11)	$1,080	$1,167	$1,030	$1,186
AISC ($/oz gold sold) (11)	$5,266	$1,378	$2,959	$1,397
(11)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

SSR Mining Inc.	PAGE 8

Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.

▪Conference call and webcast: Wednesday, November 6, 2024, at 5:00 pm EST.

Toll-free in U.S. and Canada:	+1 (844) 763-8274
All other callers:	+1 (412) 717-9224
Webcast:	‘ir.ssrmining.com/investors/events

▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 9428896
All other callers:	+1 (412) 317-0088, replay code 9428896

About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX, and SSR on the ASX.

For more information, please visit www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

SSR Mining Inc.	PAGE 9

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release (including information incorporated by reference herein) constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provided for under these sections. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts, as well as statements written in the future tense. When made, forward-looking statements are based on information known to management at such time and/or management’s good faith belief with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the Company's forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to global pandemics, including the duration, severity and scope of a pandemic and potential impacts on mining operations; risks and uncertainties resulting from the incident at Çöpler described in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our quarterly report on Form 10-Q for the quarter end June 30, 2024 and for the quarter end September 30, 2024; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR at www.sec.gov the Canadian securities regulatory authorities on SEDAR at www.sedarplus.ca and on our website at www.ssrmining.com.

Forward-looking information and statements in this news release include any statements concerning, among other things: all information related to the Company’s Çöpler operations, including timelines, outlook, preliminary costs, remediation plans, and possible restart plans; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; renewal of NCIB program; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: any assumptions made in respect of the Company’s Çöpler operations; the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

Such factors are not exhaustive of the factors that may affect any of the Company’s forward-looking statements and information, and such statements and information will not be updated to reflect events or circumstances arising after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward-looking information and statements are only predictions based on our current estimations and assumptions. Actual results may vary materially from such forward-looking information. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

SSR Mining Inc.	PAGE 10

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures – including total cash, total debt, net cash (debt), cash costs, all-in sustaining costs (“AISC”) per ounce sold, adjusted net income (loss) attributable to shareholders, cash generated by (used in) operating activities before changes in working capital, free cash flow, and free cash flow before changes in working capital – do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Non-GAAP Measure – Net Cash (Debt)
Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash (debt) is a useful measure for shareholders as it helps evaluate liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$334,341	$492,393
Restricted cash	$—	$101
Total cash	$334,341	$492,494

Face value of 2019 convertible note	$230,000	$230,000
Other debt	$—	$920
Total debt	$230,000	$230,920

Net cash (debt)	$104,341	$261,574

In addition to net cash and net debt, the Company also uses Total liquidity to measure its financial position. Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of September 30, 2024 and as of December 31, 2023, the Company’s $400 million credit facility was undrawn, with a $100 million accordion feature.

The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$334,341	$492,393
Restricted cash	$—	$101
Total cash	$334,341	$492,494
Borrowing capacity on credit facility	$400,000	$400,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total liquidity *	$834,341	$992,494
* Excludes $0.4 million in letters of credit. Inclusive of these letters of credit, total liquidity is $834.0 million

SSR Mining Inc.	PAGE 11

Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.

The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.

AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.

The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers.

In deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

SSR Mining Inc.	PAGE 12

The following tables provide a reconciliation of Cost of sales to Cash costs and AISC:

	Three Months Ended September 30, 2024
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (12)	$5,047	$74,106	$14,404	$44,724	$—	$138,281
By-product credits	$—	$(22)	$(12)	$(13,813)	$—	$(13,847)
Treatment and refining charges	$33	$119	$22	$1,577	$—	$1,751
Cash costs (non-GAAP)	$5,080	$74,203	$14,414	$32,488	$—	$126,185
Sustaining capital expenditures	$2,678	$10,413	$3,078	$4,928	$—	$21,097
Sustaining exploration and evaluation expense	$—	$790	$—	$—	$—	$790
Care and maintenance (13)	$16,507	$—	$7,713	$—	$—	$24,220
Reclamation cost accretion and amortization	$493	$680	$678	$5,388	$—	$7,239
General and administrative expense and stock-based compensation expense	$—	$—	$—	$—	$19,016	$19,016
Total AISC (non-GAAP)	$24,758	$86,086	$25,883	$42,804	$19,016	$198,547

Gold sold (oz)	4,702	47,100	11,250	—	—	63,052
Silver sold (oz)	—	—	—	2,785,411	—	2,785,411
Gold equivalent sold (oz) (14)	4,702	47,100	11,250	33,091	—	96,143

Cost of sales per gold ounce sold	1,073	1,573	1,280	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	16.06	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,073	1,573	1,280	1,352	N/A	1,438
Cash cost per gold ounce sold	1,080	1,575	1,281	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	11.66	N/A	N/A
Cash cost per gold equivalent ounce sold	1,080	1,575	1,281	982	N/A	1,312
AISC per gold ounce sold	5,266	1,828	2,301	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.37	N/A	N/A
AISC per gold equivalent ounce sold	5,266	1,828	2,301	1,294	N/A	2,065

	Three Months Ended September 30, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (12)	$69,830	$81,464	$19,939	$43,437	$—	$214,670
By-product credits	$(1,307)	$(26)	$(16)	$(12,987)	$—	$(14,336)
Treatment and refining charges	$—	$50	$24	$4,717	$—	$4,791
Cash costs (non-GAAP)	$68,523	$81,488	$19,947	$35,167	$—	$205,125
Sustaining capital expenditures	$9,100	$8,683	$6,212	$4,593	$—	$28,588
Sustaining exploration and evaluation expense (15)	$1,156	$1,009	$—	$(3,371)	$—	$(1,206)
Reclamation cost accretion and amortization	$427	$708	$692	$765	$—	$2,592
General and administrative expense and stock-based compensation expense	$1,668	$—	$—	$43	$15,853	$17,564
Total AISC (non-GAAP)	$80,874	$91,888	$26,851	$37,197	$15,853	$252,663

Gold sold (oz)	58,694	83,103	19,430	—	—	161,227
Silver sold (oz)	—	—	—	2,852,065	—	2,852,065
Gold equivalent sold (oz) (14)	58,694	83,103	19,430	34,861	—	196,088

Cost of sales per gold ounce sold	1,190	980	1,026	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	15.23	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,190	980	1,026	1,246	N/A	1,095
Cash cost per gold ounce sold	1,167	981	1,027	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	12.33	N/A	N/A
Cash cost per gold equivalent ounce sold	1,167	981	1,027	1,009	N/A	1,046
AISC per gold ounce sold	1,378	1,106	1,382	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	13.04	N/A	N/A
AISC per gold equivalent ounce sold	1,378	1,106	1,382	1,067	N/A	1,289
(12)Excludes depreciation, depletion, and amortization.
(13)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(14)Gold equivalent ounces are calculated by multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations. Gold equivalent ounces sold may not add based on amounts presented in this table due to rounding.
(15)During the three months ended September 30, 2023, the Company reclassified Sustaining exploration and evaluation expense to Sustaining capital expenditures at Puna. These costs had been appropriately capitalized in prior periods, but had been reported as expense rather than capital in the AISC table. The update to the presentation for these costs did not impact the AISC per ounce calculation.

SSR Mining Inc.	PAGE 13

	Nine Months Ended September 30, 2024
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (16)	$29,471	$162,414	$56,111	$112,768	$—	$360,764
By-product credits	$(345)	$(84)	$(51)	$(36,661)	$—	$(37,141)
Treatment and refining charges	$384	$266	$102	$5,097	$—	$5,849
Cash costs (non-GAAP)	$29,510	$162,596	$56,162	$81,204	$—	$329,472
Sustaining capital expenditures	$12,368	$25,150	$24,184	$11,837	$—	$73,539
Sustaining exploration and evaluation expense	$—	$1,418	$—	$—	$—	$1,418
Care and maintenance (17)	$41,468	$—	$7,713	$—	$—	$49,181
Reclamation cost accretion and amortization	$1,472	$2,221	$2,526	$13,463	$—	$19,682
General and administrative expense and stock-based compensation expense	$—	$—	$—	$—	$45,329	$45,329
Total AISC (non-GAAP)	$84,818	$191,385	$90,585	$106,504	$45,329	$518,621

Gold sold (oz)	28,662	109,419	54,720	—	—	192,801
Silver sold (oz)	—	—	—	6,933,096	—	6,933,096
Gold equivalent sold (oz) (18)	28,662	109,419	54,720	82,195	—	274,996

Cost of sales per gold ounce sold	1,028	1,484	1,025	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	16.27	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,028	1,484	1,025	1,372	N/A	1,312
Cash cost per gold ounce sold	1,030	1,486	1,026	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	11.71	N/A	N/A
Cash cost per gold equivalent ounce sold	1,030	1,486	1,026	988	N/A	1,198
AISC per gold ounce sold	2,959	1,749	1,655	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.36	N/A	N/A
AISC per gold equivalent ounce sold	2,959	1,749	1,655	1,296	N/A	1,886

	Nine Months Ended September 30, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (16)	$199,425	$199,970	$61,476	$123,736	$—	$584,607
By-product credits	$(2,674)	$(99)	$(41)	$(41,463)	$—	$(44,277)
Treatment and refining charges	$—	$509	$73	$13,964	$—	$14,546
Cash costs (non-GAAP)	$196,751	$200,380	$61,508	$96,237	$—	$554,876
Sustaining capital expenditures	$26,313	$73,994	$26,220	$9,900	$—	$136,427
Sustaining exploration and evaluation expense	$3,271	$815	$—	$—	$—	$4,086
Reclamation cost accretion and amortization	$1,282	$2,019	$2,108	$2,295	$—	$7,704
General and administrative expense and stock-based compensation expense	$4,095	$—	$—	$132	$48,139	$52,366
Total AISC (non-GAAP)	$231,712	$277,208	$89,836	$108,564	$48,139	$755,459

Gold sold (oz)	165,905	194,789	51,560	—	—	412,254
Silver sold (oz)	—	—	—	7,090,205	—	7,090,205
Gold equivalent sold (oz) (18)	165,905	194,789	51,560	86,030	—	498,284

Cost of sales per gold ounce sold	1,202	1,027	1,192	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	17.45	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,202	1,027	1,192	1,438	N/A	1,173
Cash cost per gold ounce sold	1,186	1,029	1,193	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.57	N/A	N/A
Cash cost per gold equivalent ounce sold	1,186	1,029	1,193	1,119	N/A	1,114
AISC per gold ounce sold	1,397	1,423	1,742	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.31	N/A	N/A
AISC per gold equivalent ounce sold	1,397	1,423	1,742	1,262	N/A	1,516
(16)Excludes depreciation, depletion, and amortization.
(17)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(18)Gold equivalent ounces are calculated by multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations. Gold equivalent ounces sold may not add based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 14

The following tables provide a reconciliation of cost of sales to cash costs and AISC used in the calculation of 2024 cost guidance for the Marigold, Seabee and Puna operations and corporate office:

(2024 operating guidance) (19)		Marigold	Seabee	Puna	Corporate
Gold Production	koz	155 – 175	65 – 70	—	—
Silver Production	Moz	—	—	10.0 – 10.5	—
Gold Equivalent Production	koz	155 – 175	65 – 70	120 – 125	—
Gold Sold	koz	155 – 175	65 – 70	—	—
Silver Sold	Moz	—	—	10.0 – 10.5	—
Gold Equivalent Sold	koz	155 – 175	65 – 70	120 – 125	—

Cost of Sales (GAAP) (20)	$M	235 – 250	70 – 80	165 – 180	—
By-Product Credits + Treatment & Refining Costs	$M	—	—	(45)	—
Cash Cost (non-GAAP) (21)	$M	235 – 250	70 – 80	120 – 135	—
Sustaining Capital Expenditures (22)	$M	37	40	17	—
Care & Maintenance	$M	—	8	—	—
Reclamation Cost Accretion & Amortization	$M	3	3	13	—
General & Administrative	$M	—	—	—	60 – 65
All-In Sustaining Cost (non-GAAP) (21)	$M	275 – 290	121 – 131	150 – 165	60 – 65

Cost of Sales per Ounce (GAAP) (20)	$/oz	1,450 – 1,480	1,135 – 1,165	16.50 – 18.00	—
Cash Cost per Ounce (non-GAAP) (21)	$/oz	1,450 – 1,480	1,135 – 1,165	11.50 – 13.00	—
All-In Sustaining Cost per Ounce (non-GAAP) (21)	$/oz	1,650 – 1,680	1,725 – 1,755	14.75 – 16.25	—

Growth Capital Expenditures	$M	1	2	—	—
Growth Exploration and Resource Development Expenditures (23)	$M	9	15	10	4
Total Growth Capital	$M	10	17	10	4
(19)Figures may not add due to rounding.
(20)Excludes depreciation, depletion, and amortization.
(21)SSR Mining reports the non-GAAP financial measures of cash costs and AISC per payable ounce of gold and silver sold to manage and evaluate operating performance at Marigold, Seabee and Puna. AISC includes reclamation cost accretion and amortization and certain lease payments.
(22)Includes sustaining exploration and evaluation expenditures.
(23)All growth exploration and resource development spend is expensed. Growth exploration includes project studies and evaluation.

SSR Mining Inc.	PAGE 15

Non-GAAP Measure - Adjusted Attributable Net Income (loss) and Adjusted Attributable Net Income (Loss) Per Share
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted attributable net income (loss) is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the expected impacts of Çöpler Incident; inflationary impacts on tax balances; transaction, integration; and other non-recurring items.

The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss) attributable to SSR Mining shareholders:

(in thousands of US dollars, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$10,557	$15,159	$(266,832)	$119,838
Interest saving on 2019 notes, net of tax	$—	$—	$—	$3,693
Net income (loss) used in the calculation of diluted net income per share	$10,557	$15,159	$(266,832)	$123,531

Weighted-average shares used in the calculation of net income (loss) and adjusted net income per share
Basic	202,140	203,878	202,209	205,101
Diluted	202,447	203,878	202,209	217,902

Net income per share attributable to SSR Mining shareholders (GAAP)
Basic	$0.05	$0.07	$(1.32)	$0.58
Diluted	$0.05	$0.07	$(1.32)	$0.57

Adjustments:
Artmin transaction and integration costs	$—	$30	$—	$406
Effects of the Çöpler Incident (24)	$(1,939)	$—	$319,981	$—
Impairment of long-lived and other assets (25)	$369	$2,637	$369	$2,637
Change in fair value of marketable securities	$(330)	$555	$(6,749)	$(565)
Loss (gain) on sale of mineral properties, plant and equipment	$—	$560	$—	$1,610
Income tax impact related to above adjustments	$187	$(815)	$1,208	$(785)
Inflationary impacts on tax balances	$(2,484)	$(1,631)	$(11,652)	$(12,371)
Impact of income tax rate change in Türkiye	$—	$37,170	$—	$37,170
Other tax adjustments (26)	$—	$(625)	$—	$1,477
Adjusted net income attributable to SSR Mining shareholders (Non-GAAP)	$6,360	$53,040	$36,325	$149,417

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.03	$0.26	$0.18	$0.73
Diluted (27)	$0.03	$0.26	$0.18	$0.70
(24)The effects of the Çöpler Incident represent the following unusual and nonrecurring charges: (1) reclamation costs of $9.0 million and remediation costs of $209.3 million (amounts are presented net of pre-tax attributable to non-controlling interest of $50.1 million); (2) impairment charges of $91.4 million related to plans to permanently close the heap leach pad (amount is presented net of pre-tax attributable to non-controlling interest of $22.8 million); and (3) contingencies and expenses of $10.3 million (amount is presented net of pre-tax attributable to non-controlling interest of $2.6 million). Refer to Note 3 to the Condensed Consolidated Financial Statements for further details related to the impact of the Çöpler Incident.
(25)For the year ended September 30, 2024, impairments of long-lived and other assets are related to remote equipment damaged due to forest fires at Seabee. For the year ended September 30, 2023, impairments of long-lived and other assets represent non-cash write-downs of various assets and materials and supplies inventories.
(26)Represents charges related to a one-time tax imposed by Türkiye to fund earthquake recovery efforts, offset by a release of an uncertain tax position.
(27)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders is calculated using diluted common shares, which are calculated in accordance with GAAP. For the three months ended September 30, 2024, $1.2 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 13.0 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders in the Condensed Consolidated Statement of Operations as they were antidilutive. For the nine months ended September 30, 2024, $3.7 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 13.3 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders in the Condensed Consolidated Statement of Operations as they were antidilutive. These interest savings and shares were excluded in the computation of adjusted net income (loss) per diluted share attributable to SSR Mining shareholders for the three and nine months ended September 30, 2024 as they were antidilutive.

SSR Mining Inc.	PAGE 16

Non-GAAP Measure - Free Cash Flow, Cash Flow from Operating Activities before Changes in Working Capital, and Free Cash Flow before Changes in Working Capital
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

(in thousands of US dollars, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash provided by operating activities (GAAP)	$(1,349)	$135,256	$(54,849)	$218,566
Expenditures on mineral properties, plant, and equipment	$(32,750)	$(47,456)	$(104,961)	$(164,633)
Free cash flow (non-GAAP)	$(34,099)	$87,800	$(159,810)	$53,933

We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash generated by (used in) operating activities before changes in working capital by adjusting cash generated by (used in) operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

(in thousands of US dollars, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash provided by (used in) operating activities (GAAP)	$(1,349)	$135,256	$(54,849)	$218,566
Net change in operating assets and liabilities	$15,247	$6,636	$77,621	$117,669
Cash provided by (used in) operating activities before changes in working capital (non-GAAP)	$13,898	$141,892	$22,772	$336,235
Expenditures on mineral properties, plant, and equipment	$(32,750)	$(47,456)	$(104,961)	$(164,633)
Free cash flow before changes in working capital (non-GAAP)	$(18,852)	$94,436	$(82,189)	$171,602

SSR Mining Inc.	PAGE 17